INTL FCStone Names Leading Institutional Investor Edward J. Grzybowski, Formerly CIO of TIAA-CREF, to Board of Directors
NEW YORK, August 11, 2014 -- INTL FCStone Inc. (Nasdaq: INTL), a leader in the development of specialized financial services in commodities, global payments, foreign exchange, securities and other markets, today announced that its Board of Directors has appointed a new Director, Edward J. Grzybowski.
His name will be included on the slate of Directors that will be voted on at INTL FCStone’s next annual shareholders’ meeting in February, 2015.
Grzybowski is a prominent institutional investor who most recently served as chief investment officer of TIAA-CREF, the Fortune 100 financial services organization, where he was responsible for developing and implementing the investment strategy for approximately one-half trillion dollars in assets. Under his investment leadership, TIAA-CREF became the largest institutional real estate owner/manager in the United States, the second-largest institutional owner of farmland in the United States, and was the recipient of the Lipper Best Overall Large Fund Company award for best risk-adjusted performance for the period 2010 - 2012. Additionally, he chaired the Investment Management Committee of TIAA as well as CREF, and was a board member of the brokerage company. Prior to his role as CIO, he was responsible for investment operations.
Sean O’Connor, CEO of INTL FCStone, said, “Ed’s appointment to our Board of Directors is an important milestone for our organization. He is among the most successful institutional investors of his generation, has a deep understanding of the agribusiness sector, and was a pioneer in the use of farmland investments as part of a broad-ranging investment portfolio. His keen insights into the capital markets will provide immeasurable benefits to INTL FCStone as we continue to develop and execute our strategy for growth.”
John Radziwill, Chairman of the Board of INTL FCStone, added, “The business and investment expertise that Ed brings to the table will, I believe, be a tremendous asset to our organization. My fellow board members and I are looking forward to working with him and drawing on his insights and experience.”
About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets.  Our revenues are derived primarily from financial products and advisory services that fulfill our clients’ real needs and provide bottom-line benefits to their businesses.  We create added value for our clients by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our client-first approach engenders trust, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.

Further information on INTL FCStone is available at www.intlfcstone.com.

Contact:
INTL FCStone Inc.
Kent Coughlin
Director of Public Relations
+615-234-2756
kent.coughlin@intlfcstone.com